Exhibit 10.1

BINDING LETTER OF INTENT

The present document is a Binding Letter of Intent (“Binding LOI”) between Robotic Assistance Devices LLC, a Wyoming Limited Liability Corporation having its principle place of business at 31103 Rancho Viejo Road, Suite D2114, San Juan Capistrano, CA 92675 (“RAD”), Steve Reinharz, as sole and managing member of RAD (“SR”), and On the Move Systems Corp., a publicly traded Nevada corporation (“OMVS”) (RAD, SR and OMVS, shall be referred to herein as Parties or Party), whereby OMVS shall purchase all of the equity interest and ownership in RAD under the following terms and conditions:

1.	SR holds 100% of the equity interest and ownership in RAD (“RAD Equity”).

2.	The Parties agree that OMVS shall purchase from SR the whole of the RAD Equity (the “Transaction”) for the consideration set out in Section 6(iii) (“Consideration”).

3.

The Parties agree and undertake to enter into mutually agreeable definitive agreements (“Definitive Agreement”) and any other documents necessary for the closing of the Transaction, within 90 days of the execution of this LOI.

4.

The Parties hereby acknowledge and agree that this LOI and the execution of a Definitive Agreement is subject to and contingent upon OMVS having first declared itself satisfied (“Due Diligence Satisfaction”) within a period of 60 days from the date of the execution of this LOI (“Due Diligence Satisfaction Deadline”) with the results of its due diligence of RAD.

5.	SR undertakes to cause the conversion of RAD from a limited liability corporation to a C Corporation as soon as practicable and in any event, no later than the Due Diligence Satisfaction Deadline.

6.	Upon conversion into a C Corporation, SR shall serve as CEO and director of RAD.

7.

The Parties further agree that prior to the closing of the Transaction each of the Parties shall have obtained all consents and approvals including, without limitation, board of director approval and shareholder consent, as are necessary for the approval of the Transaction, and the execution of all related documents including, without limitation, the Definitive Agreement.

8.	The Definitive Agreement will incorporate the Parties’ understandings with respect to the terms of the closing of the Transaction, among other things, the following:

(i)	OMVS shall receive the whole of the RAD Equity;

(ii)	SR shall deliver to OMVS certificates representing the RAD Equity upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

(iii)	In exchange for the RAD Equity, OMVS shall issue the Consideration to SR, consisting of:

a.	3,350,000 shares of Series E Preferred Stock;

b.	2,450 shares of Series F Preferred Stock;

(iv)	OMVS shall deliver the Consideration to SR upon execution of the Definitive Agreement or at such other date as shall be specified by the Parties;

(v)	OMVS will retain its current CEO and Director, Garett Parsons, and no other director shall be appointed within the context of the closing of the Transaction.

(vi)	SR shall continue to be CEO and Director of RAD;

9.

The Parties undertake and guarantee not to enter into, engage in, nor entertain to enter into any change of control or other material transactions independently, with other third parties at any time during the term of this LOI.

10.	OMVS represents and warrants the following:

a.

That OMVS has no other authorized or issued classes or series of shares other than common shares, Series E Preferred Stock of which 1,000,000 are currently issued and outstanding, Series F Preferred Stock of which 1,000 are currently issued and outstanding and Series G Preferred Stock of which none are currently issued and outstanding. OMVS undertakes not to issue any additional preferred shares from the signing of this Binding LOI up to and including the closing of the acquisition of RAD by OMVS except as set out in this Binding LOI.

b.	That OMVS has the necessary consent, legal authority and power to execute into this LOI.

c.

The Parties acknowledge that any breach of this Section 10 shall result in irreparable damage to SR and RAD. In the event of any such breach, SR and/or RAD shall be entitled in addition to an initial penalty equal to $350,000 to be paid by OMVS, to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against OMVS, its affiliates and their respective officers, employees, agents, or other representatives.

11.	SR further undertakes and warrants he shall not:

a.	Intentionally take any action that may adversely affect the financial performance and/or financial situation of RAD;

b.

sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option or right to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of the assets of RAD outside the normal scope of business and/or any portion of the RAD Equity;

c.

enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of any portion of the RAD Equity;

d.

The Parties acknowledge that any breach of this Section 11 shall result in irreparable damage to OMVS. In the event of any such breach, OMVS shall be entitled, in addition to the Automatic Penalty Payment under Section 12 below, to specific performance and immediate injunctive and any and all other relief, by way of monetary damages or any other remedy in equity or at law against SR and/or RAD, its affiliates and their respective officers, employees, agents, or other representatives.

12.

The Parties agree that any breach on the part of SR and/or RAD (“Breach”) of any of Sections 3,5,9 and/or 11 (“Sections”) would result in irreparable damage to OMVS. In the event of any Breach of any of the Sections and, in addition to any other recourse or remedy available to OMVS in equity or law, SR agrees and undertakes to immediately pay or cause RAD to pay to OMVS an initial penalty in an amount equal $350,000 USD (“Automatic Penalty Payment”). The Automatic Penalty Payment will become due and payable to OMVS immediately upon any Breach.

13.

Other than what appears in the public domain, the Parties understand and agree that this LOI, the terms of the Transaction and the negotiations thereof and any other information relating to the contemplated transactions herein, are confidential and shall not be disclosed to any third party, without the express written consent of the Parties.

14.

The Parties agree that each Party shall be responsible for and pay for its own expenses including but not limited to legal and accounting fees, regardless of whether or not the contemplated transactions herein is consummated.

15.

The Parties agree that this LOI shall be construed and governed by the laws of the State of Nevada. The Parties hereby agree to submit the resolution of any disputes or controversies relating hereto to the Courts of the State of Nevada.

16.

The Parties acknowledge the binding nature of this LOI and agree to be bound by the terms of this LOI. This LOI may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS THEREOF, the Parties agree on the content of this LOI and, as evidence thereof, have signed this LOI on this 10th day of May 2017.

ROBOTIC ASSISTANCE DEVICES LLC.	ON THE MOVE SYSTEMS CORP.

By : /s/ Steven Reinharz	By: /s/:Garett Parsons

By: Steven Reinharz	Garett Parsons, CEO

STEVEN REINHARZ

/s/ Steven Reinharz